As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-73281

Registration No. 333-86729

Registration No. 333-160419

Registration No. 333-161304

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-73281

POST EFFECTIVE AMENDMENT NO. 1 TO FORM  S-3 REGISTRATION STATEMENT NO. 333-86729

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-160419

POST EFFECTIVE AMENDMENT NO. 1 TO FORM  S-3 REGISTRATION STATEMENT NO. 333-161304

Under

The Securities Act of 1933

RTI INTERNATIONAL METALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	52-2115953
(State of Incorporation)	(I.R.S. Employer Identification No.)

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 893-0026

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by RTI International Metals, Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-73281, filed March 3, 1999, as amended May 20, 1999 and June 30, 1999, registering 155,540 shares of common stock of the Company, $0.01 par value (“Shares”).

2.	Registration Statement No. 333-86729, filed September 8, 1999, registering a proposed maximum aggregate offering of $100,000,000 in Debt Securities, Preferred Stock ($0.01 par value), Shares, Warrants to Purchase Debt Securities and Warrants to Purchase Equity Securities.

3.	Registration Statement No. 333-160419, filed July 2, 2009, as amended August 20, 2009 registering 500,000 Shares.

4.	Registration Statement No. 333-161304, filed August 12, 2009, as amended August 27, 2009, registering a proposed maximum aggregate offering of $200,000,000 in Shares, Preferred Stock (no par value), Debt Securities, Warrants, Purchase Contracts, Units and Depository Shares.

On July 23, 2015, pursuant to the Agreement and Plan of Merger, dated March 8, 2015, among the Company, Alcoa Inc., a Pennsylvania corporation (“Parent”), and Ranger Ohio Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving (the “Merger”) as a wholly owned Subsidiary of Parent. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, RTI International Metals, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, state of Pennsylvania, on this 23rd day of July, 2015.

RTI INTERNATIONAL METALS, INC.

By:	/s/ Max W. Laun
Name: Max W. Laun
Title: President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.